LAW OFFICES
LEAHY, EISENBERG & FRAENKEL, LTD.
309 West Washington Street
Eighth Floor
Chicago, Illinois  60606
(312)368-4554

FAX# (312)368-4562

January 27, 1993

Kenilworth Fund, Inc.
1 First National Plaza,
   Suite 2594
Chicago, Illinois  60603

       Re: Kenilworth Fund, Inc.
           Out File: 110701-6273-Y

Ladies and Gentlemen:

     We have been asked to provide our opinion regarding the legality of 500,000 shares of common stock (the "Shares") to be registered by the Kenilworth Fund (the "Fund") under the Securities Act of 1933 (the "Securities Act"). The Fund proposes to register its initial registration statement (the "Registration Statement") under the Securities Act of the Investment Company Act of 1940 (the "Investment Company Act").

     In preparing our opinion, we have reviewed the following:
Articles of Incorporation for the Fund; a Certificate issued by the Secretary of State of Illinois, dated October 24, 1988, confirming that the Fund is incorporated under the laws of the State of Illinois; By-laws of the Fund; annual reports for the years 1989, 1990, 1991, and 1992 for the Fund; the preliminary Registration Statement to be filed with the United States Securities and Exchange Commission; the Business Corporation Act of Illinois; and other such documents and materials as we have deemed necessary for the purposes of this opinion. With respect to the good standing of the Fund, we are advised that the Fund is in good standing with the State of Illinois, its state of incorporation, and that all taxes due have been paid.

     Based upon our review of the foregoing and subject to the qualifications contained herein, it is our opinion that under the Business Corporation Act of Illinois, the Shares of the Fund to be registered will, when sold, be legally issued, fully paid, and non-assessable. Upon effectiveness of the Registration Statement of the Fund, filed pursuant to the Investment Company Act, the Fund will be authorized to solicit and cause to be solicited share purchase orders and to issue shares for a cash consideration, which shares so issued will be validly issued, fully paid, and non-assessable shares. In forming our opinion set forth above, we have relied, without independent
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verification, upon the aforesaid representations of the officers and directors of the Fund, the representations of the accountant of the Fund, and the representations that the documents described above are true and correct, and our opinion is qualified to the extent of such reliance.

     The foregoing opinion is subject to the qualification that it is based solely upon laws, facts and circumstances existing as of the date hereof. Accordingly, we have assumed, for purposes of our opinion, that no change in any of such laws (or the interpretation thereof), facts or circumstances will have occurred at the time of any issuance of the Shares.

     We offer no opinion with respect to the offer and sale of the Fund's shares under the securities laws of the several states, the District of Columbia, any territory of the United
States or any foreign country.

     We consent to the filing of this opinion as an exhibit to the Registration Statement of the Fund filed with the United States Securities and Exchange Commission and to the use of this opinion in connection with any filing with any state securities agency or commission in any state in which Shares are to be offered. We also consent to the reference in the Fund's Prospectus and/or Statement of Additional Information to the fact that this opinion concerning the legality of the issue on behalf of the Fund, as issuer, has been rendered by us.

Very Truly Yours,

LEAHY, EISENBERG & FRAENKEL, LTD.

/s/Howard Randell
By: Howard Randell

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